EXHIBIT 16.1

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Commissioners:

We have read the statements made by Empire Petroleum Corporation, which we understand will be filed with the Securities and Exchange Commission, pursuant to item 4.01 of Form 8-K, as part of the Form 8-K of Empire Petroleum Corporation dated April 27, 2021. We agree with these statements concerning our firm in such Form 8-K.

HoganTaylor LLP

Tulsa, Oklahoma